EXHIBIT 99.1

Ligand Pharmaceuticals, Inc.

Ligand to Acquire Pharmacopeia Webcast

September 24, 2008

Operator:	Good evening, ladies and gentlemen. My name is Gerald and I will be your conference operator. At this time I would like to welcome everyone to the Ligand acquisition announcement. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks there will be a question and answer session. If you would like to ask a question during this time, simply press star then the number one on your telephone keypad. If you would like to withdraw your question, press the pound key. Thank you. It is now my pleasure to turn the conference over to Mr. John Higgins, President and CEO of Ligand. Sir, you may begin.

John:	Gerald, thank you. It’s John Higgins. I want to make some remarks before we begin the call, just a reminder to everyone that today’s call will contain forward-looking statements within the meaning of federal securities laws. These may include but are not limited to statements regarding intent, belief or current expectations of the company, its internal and partner programs, regulations affecting the company’s business and its management. These statements involve risks and uncertainties and actual events or results may differ materially from the projections described in today’s press release and this conference call due to various factors including but not limited to failure of Pharmacopeia stockholders to approve the merger, Ligand’s or Pharmacopeia’s inability to satisfy the conditions of the merger or that the merger is otherwise delayed or ultimately not consummated and a failure of the combined businesses to be integrated successfully. Additional information concerning risk factors and other matters concerning Ligand and Pharmacopeia can be found in their most recently filed Annual Reports on Form 10K as well as their other public periodic filings with the Securities & Exchange Commission which are available at www.sec.gov.

The information in this conference call related to projections or other forward-looking statements represents the company’s best judgment as of today, September 24, 2008. Ligand undertakes no obligation to revise or update any statements to reflect events or circumstances after the date of this conference call.

Welcome, everybody. I am very pleased to be able to announce this transaction. I’m here with Joe Mollica, Interim President and CEO of Pharmacopeia. We have an exciting development for both of our companies and I look forward to walking you through it. We have, despite short notice given the recent announcement, a very nice roster of investors and analysts who have joined for this call from both companies and we are delighted to have the interest in this announcement.

Again, welcome. This is an exciting transaction for Ligand and no doubt an exciting moment in Ligand’s history. For those of you who know Ligand, we are committed to building a business of valuable financial assets and potential cash flows by investing in biotech R&D activities.

Ligand Pharmaceuticals, Inc.

Ligand to Acquire Pharmacopeia Webcast

September 24, 2008

While the financial markets have been very difficult lately, in our industry there are many good assets and companies out there. We are pleased to announce this deal today. Pharmacopeia is a fantastic company with a rich drug discovery heritage. The business is a perfect fit with Ligand and we view this as a promising and unique deal for both companies.

By merging our assets, we can bring our balance sheet, our staunch spending discipline and our company leadership to maximize the value of our assets for all of our respective shareholders. What I’d like to do to accompany our discussion today is walk through our slide show. I hope all the viewers are able to access the slide deck. But this will give more specifics to the transaction.

Specifically, we have an agenda on slide four. I will discuss the proposed transaction, share my vision for the combined companies, discuss the opportunities and benefits to our shareholders, give just an overview of some milestones and events coming up and discuss the projected process to close the transaction.

In terms of the proposed transaction summary on slide five, the deal is a stock for stock acquisition. We’re exchanging equity. The transaction value at today’s price is approximately $55 million in Ligand common stock plus there is a potential for $15 million in a cash payout via a contingent value right. The consideration in terms of the exchange ratio is 0.58 shares of Ligand for each share of Pharmacopeia. The contingent value right relates to DARA Partnering and the $15 million in cash, the cash milestone will be payable to stockholders at December 31, 2011 if a deal is contemplated and completed by that time.

The Board, we are delighted to welcome two Pharmacopeia Directors to join Ligand, the Directors to be named at a date in the future. This will require approval, most notably from Pharmacopeia shareholders as well as HSR clearance. Currently, the anticipated closing date is early first quarter of 2009.

What I’d like to do is on slide six just give a couple of very basic bullet points on Ligand’s view of the fundamentals of a strong biotech company. We believe these are fundamentals that are inherent to our company and what we would bring to managing the combined business. First and foremost, a strong balance sheet: It is absolutely critical in this difficult equity and credit environment that companies investing in research and development have a long-term view for how they’re going to fund their assets. Ligand through its strong balance sheet and through we think an exciting and risk diversified portfolio of royalty assets has strong financial underpinnings to finance the business that we are running as a standalone and that we expect to run as a combined business. We are a company that I think lately, the last year or two, has been noted for good spending discipline. We clearly have strong discovery capability and track record.

Ligand Pharmaceuticals, Inc.

Ligand to Acquire Pharmacopeia Webcast

September 24, 2008

A company, if it’s going to be good in this industry, it has to have a robust pipeline of partnerable assets and finally revenue diversity. These are the five principle factors that we think comprise a strong biotech company and I’ll add a sixth one, transparency to investors, an open dialogue that plainly lays out the opportunities and the challenges the company faces. In the box, this will give us an operating structure that has the potential to generate substantial cash flows and profitability. And as much as we are focused on R&D projects, the ultimate return to investors is financial performance and that is the highest priority is running a company with strong financial performance.

Moving onto the vision for the combined companies, again as I said in my opening remarks these companies are a perfect fit. If you look at our discovery platforms, if you look at our pipeline projects, the diverse array of partnered assets, it really is a very good fit. We will have a strong balance sheet. We’ll run a cost efficient R&D business. We’ll have a robust pipeline. We believe we can leverage a highly successful drug discovery capability of both companies.

We will focus on early stage discovery and development with a goal to partner our assets at the earliest value inflection point. We don’t intend to run Phase III studies. We don’t intend to commercialize our own products.

Our leadership is going to be focused on the shareholders and market credibility. The board will be expanded. We are delighted to be able to add two Pharmacopeia Directors to help guide the decision making and management going forward. And again, finally, we are committed to driving shareholder value through transparency on the business.

Before I get into more specifics on the deal, the old saying a picture is worth a thousand words. The chart on slide eight tells an absolutely phenomenal story in our view: The combined product pipeline. It is not only a very long list, it is a list that has some exciting assets in very late stage of development. But it’s also a list that shows most of the programs already partnered, which means that we have transferred the risk, the development risk, the development cost to our partners which really permits us to focus our resources on the earlier stage programs that we think are most partnerable in the near-term.

At the top of the list we have Avinza which is a current in line royalty asset. There are three products that Ligand has with partners that are pending FDA approval right now. As we combine the businesses, Pharmacopeia is bringing a roster of Phase II assets. Two of them are partnered and one is still in development. And then below the Phase II we have a series of exciting pre-clinical and Phase I stage assets.

Ligand Pharmaceuticals, Inc.

Ligand to Acquire Pharmacopeia Webcast

September 24, 2008

Over the next few weeks we look forward to meeting with investors and talking more about this portfolio. But we really are very excited about it.

Slide nine, just a couple of summary points why this deal makes sense for both companies’ shareholders. Proforma, we’re looking at about 113 million shares outstanding. Ligand shareholders will own about 84 percent of the combined business with Pharmacopeia shareholders owning the other 16 percent.

The Ligand shareholders will gain access to numerous additional royalty partnerships, pipeline assets, again a real high quality drug discovery platform as well as cash and a net operating loss to carry forward tax credits. Pharmacopeia shareholders will have a chance to participate in what we believe could be lucrative potential near-term royalties with our pending partnered NDAs. They’ll participate in a well capitalized company that has no anticipated financing needs. We think this is a significant fact and perhaps a change of course for Pharmacopeia shareholders. They’ll enjoy an expanded product pipeline and finally significantly increased financial liquidity.

A couple of highlights on slide ten regarding the proforma financial forecast. At close, we’re projected to have more than $90 million in cash. Now this does include transaction and restructuring costs as well as the Ligand Indemnity Fund. But no doubt we view this as a very substantial balance sheet cash position.

Given our current outlook on the combined businesses, our 2009 proforma operating cash burn rate is expected to be approximately $20 million. We believe there is potential for additional revenue and cash infusion from potential new license agreements. Finally, with the combined businesses we’ll have more than $350 million in potential net operating loss carry forwards before any limitations. So in summary, a robustly capitalized company that has sufficient cash to make it to profitability without additional financing.

Moving to page 11, I want to talk just about our proforma revenue sources for a minute largely to help the Pharmacopeia shareholders get a vision for the business that we’re running right now. We do have one royalty with Avinza. It’s a pain product that we divested to King. This year we’ll enjoy about $20 million in royalty revenue from that product. Again, as I mentioned, there are three pending NDAs. One is with GSK, a product called Promacta, a drug to boost platelets and two selective estrogen receptor modulators with Pfizer and Wyeth. These products are for the treatment of osteoporosis. All three are pending approval. We believe there will be regulatory action in the very near-term on all three products. Aprela is another product partnered with Wyeth that we anticipate an NDA submission in 2009.

Ligand Pharmaceuticals, Inc.

Ligand to Acquire Pharmacopeia Webcast

September 24, 2008

When we look at Pharmacopeia, they will contribute milestone and research payments in 2009. It’s a broad range but we think at the low end it’ll be $6 to $7 million and at the high end Pharmacopeia could contribute as much as $25 million in revenue. And my last comment here is the opportunity for additional license or milestone payments. What’s exciting about this transaction is that as we combine the pipeline of assets there are seven partnerable programs. Ligand does intend to enter partnerships for its existing programs. We have an androgen receptor modulator, an oral TPO program, an oral EPO program, etcetera. It’s nice to look at a transaction where Pharmacopeia would bring the combined business several other potentially valuable unpartnered programs as well.

Moving to slide 12, I want to just comment about the significant value in the royalty partnership. This is really a fascinating roster of transactions. It spreads numerous deals with nine different pharmaceutical companies. There are over 15 programs, actually many more molecules but specifically over 15 programs in various stages of research and development by these pharmaceutical companies.

More than 20 different therapeutic indications are being pursued. We aren’t drilling one specific well. We aren’t specializing in one particular therapeutic area. It’s a vast array of medical indications and some of them notably are among the largest untapped medical markets so far. Given the current deals, there are more than $400 million potential R&D and milestone payments from existing deals that we could potentially collect depending on the success of these programs. We believe the proforma company will have one of the strongest, most diverse royalty partnership rosters in the small cap biotech universe.

Page 13 is just a picture of all the logos of our drug partnerships. You can see GSK, Pfizer, Wyeth, Schering-Plough, Bristol-Myers, some of the world’s largest drug companies. We’re also pleased to have partnerships through Pharmacopeia’s collaborations with some mid-tier biotech companies as well.

Moving to slide 14, I want to just comment on the strong research platform. So many aspects of this deal make a lot of sense and I’ve already said these companies seem to be a perfect fit. But starting at the genesis of good biotech research, it starts with drug discovery and Ligand, to date we’ve brought two of our own drugs from discovery all the way through approval and product launch. These are two cancer drugs. Now three of our other products that are partnered are pending FDA approval. We’ve got a very, I think, strong and credible record as a drug discovery company.

Pharmacopeia has an incredibly exciting roster of partnered programs as well. As we look at this, it is a marriage of biology and chemistry. Ligand has focused more on biological assays, intracellular, nuclear cellular receptor targets. Pharmacopeia is focused more on chemistry assays. But we have a smaller library,

Ligand Pharmaceuticals, Inc.

Ligand to Acquire Pharmacopeia Webcast

September 24, 2008

discrete compounds, about a 100,000 compound library. Pharmacopeia brings a very large combinatory chemistry library, over seven million compounds in their library. And again, when you look at the backbone of the biology and the chemistry, the success of the two companies and now the very, very large chemical libraries, we think this is going to be a strong platform, potentially to enter new partnerships with but certainly to help us advance the discovery and drug optimization efforts that are ongoing internally in our company.

Slide 15 — Just a comment about the proposed corporate restructuring. At this point we estimate $5 to $7 million in annual administrative overhead cost savings as well as there is potential for further spending reductions as we prioritize our spending on our pipeline adds. Certain discovery research activities at Pharmacopeia will continue in the near-term. We have a number of or we see Pharmacopeia having a number of very important collaborative agreements. We fully intend to continue those, meet the research obligations and support those contracts. Just to be clear, the research funding, our objective is that the research funding will be committed to the most promising partnerable programs in our pipeline.

Moving to slide 16 — and we just have a couple of slides left — just a comment about our near-term milestones and events calendar. We are looking at a very full roster of activity the next two quarters. In this quarter, fourth quarter, we do expect FDA action on Promacta, FDA action on Fablyn. We are expecting to file an IND for Ligand’s SARM. We also expect to have interim data on our Phase II study for ITP in December at the ASH Conference. Pharmacopeia is looking at seeing their partner, Schering-Plough, complete Phase II studies with a compound for COPD.

As we move into early 2009, we believe that Wyeth will be in a position to file their NDA for Viviant — I’m sorry, we expect FDA action on Viviant. We’re looking for Phase IIb data on DARA, which is Pharmacopeia’s compound, as well as a potential nomination of another molecule in Wyeth’s program around Jack3(?). So a number of substantive regulatory events, clinical events and drug discovery events.

Moving to upcoming conferences, I expect both companies will be available and out there to meet with investors. There are three events and conferences. One is the Oppenheimer Conference on November 3rd through the 5th in New York. There is the Rodman-Renshaw Conference November 10th through the 12th, as well as the American Society of Hematology, a major medical event in December in San Francisco. We expect to have data from our studies at that event as well as our partner GSK for their drug Promacta.

Ligand Pharmaceuticals, Inc.

Ligand to Acquire Pharmacopeia Webcast

September 24, 2008

My last slide, slide 18, simply is to give an overview of the projected timelines and process to close. We’ve announced the deal. It’s just at the end of September we expect to be on the road. Joe and I will be together on the road starting we expect next week meeting with shareholders and research analysts. Late October we’re looking for clearance by the SEC of the Pharmacopeia proxy. In mid-December we’re looking at a Pharmacopeia shareholder vote and right now we’re targeting early part of the first quarter of 2009 to close the transaction.

Thank you for listening and I just want to say I really appreciate Ligand’s shareholders, the support you’ve given us. I’ve been at the company just under two years. We’ve gone through a remarkable transformation, one that I am very proud of in terms of the efforts my team and our board have expended. Much of the work we’ve done started to position us with strength to go out and do other transactions to build the business. We’ve been looking at several opportunities and again plainly I’ll say I’m very excited about this deal. I think it is a tremendously important deal for Ligand and also a very exciting opportunity for Pharmacopeia shareholders.

With that, I’d like to turn it over to my colleague, Dr. Joe Mollica, Interim CEO and President of Pharmacopeia, to make some remarks.

Dr. Mollica:	Thank you very much, John and good afternoon everyone. I am pleased to be here today with John. The joining together of Ligand and Pharmacopeia provides shareholders with an excellent opportunity to participate in a potential upside of the combined businesses. Over the past several years under John’s fine leadership Ligand has built a strong and focused company, well positioned to compete in the competitive biotech market. Pharmacopeia’s broad pipeline complements Ligand’s programs and the combined entity offers an array of exciting product candidates in early clinical, mid-stage and advanced development.

We believe the merger provides a unique opportunity to have a potentially steady stream of product introductions over the next decade and beyond. Overall, we are very excited to combine assets with Ligand and look forward to the numerous ways we can increase value for our shareholders through this deal.

One further note: I’d like to thank all of Pharmacopeia’s employees for their dedication to the company’s scientific and business goals and the milestones they have achieved over the years. Thank you, again.

John:	Thank you and I certainly look forward to working with you to close the transaction. With that, Operator, I’d like to turn it over to any questions participants might have.

Ligand Pharmaceuticals, Inc.

Ligand to Acquire Pharmacopeia Webcast

September 24, 2008

Operator:	As a reminder, ladies and gentlemen, if you would like to ask a question please press star then the number one on your telephone keypad. Again, if you have a question please press star one on your telephone keypad. We will pause for just a moment to compile the Q&A roster. Your first question comes from Mike King with Rodman and Renshaw.

Q:	Good afternoon, guys. Thanks for taking my call. I hope you don’t mind I’ve got a couple of questions. Can you comment as to, John you made the comment that there will be $5 to $7 million in administrative cost savings but I’m just wondering if you can talk about whether there’ll be any reductions in force? Presuming the merger closes will there continue to be an East Coast and a West Coast facility? Can you talk a little bit more in detail about further corporate restructuring?

Answer:	Sure. Absolutely. And Mike, thanks. Nice to hear your voice. The range of estimated cost savings, again that’s just a number for combining two public companies. Frankly, public company operating expenses have exploded. In an industry that relies on equity capital to finance its business, it’s just getting more and more expensive and dilutive for cash-starved companies to run the business. So that we think is a very significant amount of savings juts for administrative costs alone.

There will be some reduction in force. Obviously we have some overlap in terms of administrative staff and functions, the senior management, etcetera. I think we’re going to carefully look at that. As I said, we are committed to continuing the collaboration Pharmacopeia has related to their research contract and that’s actually a fairly substantial amount of the employees currently at Pharmacopeia. Notably, those are funded contracts and Pharmacopeia will bring with it not only some of the cost structure but also some nice revenue.

We do intend to keep both offices open in Princeton as well as San Diego. We’ve got I think very successful, very productive scientific teams and we do at least for the short-term expect to keep both offices open.

As far as other cost savings, we certainly expect that if you were to combine our expense structure with theirs just as standalones, the costs in fact we expect on a proforma basis will be substantially lower. We can’t give explicit guidance now because some of it is going to get into portfolio management. However, we’ve given guidance. We believe that next year our operating burn will be only $20 million on a combined basis. That takes into account some variable for what the revenues might be and a range of expense assumptions but we believe that the net operating burn next year will be about $20 million.

Q:	Operating expense and net burn $20 million?

Ligand Pharmaceuticals, Inc.

Ligand to Acquire Pharmacopeia Webcast

September 24, 2008

Answer:	Correct.

Q:	And then, Joe, what did you guys — I know you’ve had a number of successive staff reductions. What was the headcount after the last round of layoffs?

Answer:	Right now the full-time headcount in Princeton is in the mid-80s.

Q:	John, I see you guys listed as having 59 employees. Is that correct?

Answer:	Yes. We’ve got 55 right now.

Q:	So you’ll be in the 135/140 range post the deal.

Answer:	Yes and I think if you add the two numbers that’s right. I think transitioning we’re going to assume an orderly transition, be respectful of the employees’ contributions but this number once we move towards closing we’ll have much more clarity on how we’ll be positioned in 2009 and 2010.

Q:	And just one final question: You guys are going to have a lot of stuff on your plate. Are you going to be able to handle it all?

Answer:	Yes. Yes. And Mike, it’s a great question. When I joined Ligand at the beginning of 2007 we had an incredible amount of stuff on our plate. And I think part of our success at getting to where we are now in terms of just a solid operating business is that we’re very disciplined in our decision making about what we are going to fund. Small biotech companies don’t need to fund everything full throttle that they have rights to. So I think the key thing is a priority for Ligand is to first partner some of our programs that we think are at a stage that are partnerable. So there’s a chance over the next six to 18 months some of these programs move off of our to-do list so to speak. We have a couple of drug discovery programs ongoing and we know Pharmacopeia has principally a Phase II program with DARA; they have a Phase I program with SARM and a couple of preclinical stage programs.

I don’t expect as we move into ‘09 that we’re going to be robustly funding all of those activities. But we’re going to have rights to all of them and when we give guidance at time of close we’ll have a clear plan for what we expect to be funding in 2009 and 2010.

Q:	And you’re going to make that clear when?

Answer:	I expect around the time we close.

Q:	Around the end of the year?

Ligand Pharmaceuticals, Inc.

Ligand to Acquire Pharmacopeia Webcast

September 24, 2008

Answer:	Right.

Q:	Is there a breakup fee?

Answer:	Yes. It’ll be in the proxy. It’s $3.375 million. It’s roughly five percent of the deal value but it’s $3.375 million.

Q:	Thanks very much.

Operator:	Your next question comes from Derek Jilling(?) with FIG.

Q:	Hi, thanks for taking the question. I’ve got kind of a follow on from Mike. I’m trying to run through the P&L quickly here to get you to the $20 net burn, John, that you had forecast. And I’m having a hard time given that Ligand’s burning roughly — I take the Q2 and annualize that, about $43 million. With Pharmacopeia it’s $88 million burn. That’s $132 million. I look at you both doing $43 million in top line on $130 roughly burn. I’m trying to figure out how to get to $20 million net.

Answer:	Derek, I think the first thing, let’s make sure we’re clear. When we talk about operating burn, we’re talking what’s the cash the operations are using to run the business and I believe the numbers you’re quoting are expenses that don’t account for offset from revenue. So I think that’s the key thing. Now specific to Ligand, our number, the run rate may be in the low to mid-$40 million range. However, in this year for Ligand there are one-time charges, there are higher legal expenses. We just settled the SALK Institute. That was actually a fairly expensive endeavor. We’ve had some lease restructuring activity. So there’s actually a number of stuff that is going to naturally fall out.

Our operating burn, just to be clear, this year for Ligand is about $15 million, our cash operating burn. It’s in line with our guidance throughout the year and it’s fairly low. Next year we believe for Ligand as a standalone our revenues will increase and we believe that our expenses will be as a standalone flat to lower. And so our net operating burn for Ligand as standalone will actually be less than it is in 2008.

The revenue forecast, we can’t predict the timing of product approvals. We have one royalty with Avinza. We have three pending NDAs. So we believe that one or all three of these could be approved and there’s also a chance given our existing license deals as well as potential future license deals that we’ll have additional revenues from partnering.

Ligand Pharmaceuticals, Inc.

Ligand to Acquire Pharmacopeia Webcast

September 24, 2008

Now I’d like to turn it to Joe to just comment about his business so you get a better clarity on the combined.

Answer:	Yes, you heard one of the questions that was asked by the previous questioner, Mike King. Pharmacopeia is basically on average a 60 percent reduction in staff already. Clearly this year there’s always restructuring charges that you take in the quarters that you do this. But going forward, we fully expect that even the cash burn as well as the operating expense would be less, much, much less than it was this year and both on our ongoing operating basis expenses and the cash burn and again the cash is offset by some of the milestones and research funding that is planned to be coming in.

Answer:	That’s one thing. When we did diligence when we were initially looking at Pharmacopeia, we really believed the assets were exciting. But we wanted to get in and understand their financial cost structure better. And without a whole lot of work, we got comfort in that while their costs are high, frankly quite a bit higher than what we would have expected, the reality is they are doing contract research for six or seven partnerships, very substantive quality research. But much of this work if not all of it is actually funded and that’s why their revenue streams on the top line are pretty attractive.

These contracts will unwind. They naturally terminate over the next 12 to 24 months. So we’ll see much of that cost structure, there’s some 40 to 50 employees that are servicing those relationships, unless we enter new contracts or renew those, the embedded costs around those research efforts will come down.

Q:	Great, thanks for the clarity on that. Maybe kind of looking at your structure and the depth now of the kind of early stage pipeline, it seems like you’re more or less turning into a royalty-based company. When can we look to have this company breaking even in out years and where do you lay your best on the most kind of bang for your buck so to speak given the depth of the pipeline?

Answer:	Super question. As far as how we’re looking at our business, financial performance is key. As much as we’re in biotech, we care immensely about drug research and believe we are developing some very exciting drugs. The reality is we’re here for shareholders. We want to run a business that gives shareholders a good financial return and that ultimately will be valued based on cash flow and profitability. So we’re talking about our expense and net burn for ‘09. We have not given guidance expressly when do we expect to turn cash flow positive. However, Ligand’s view is that we think we can control expenses pretty well, not only be disciplined in how much we spend, we can be discriminating in deciding what are the most valuable assets. We can keep spend in check.

Ligand Pharmaceuticals, Inc.

Ligand to Acquire Pharmacopeia Webcast

September 24, 2008

I think the timing issue is when are these NDAs approved and what’s their ramp or uptake on sales. For about a year and a half, investors have been looking at our pending NDAs as they move through the regulatory process. We’ve had positive panel meetings. We have some other developments. And I think we want to wait to see some of these drugs approved before we start giving express guidance for when we turn cash flow positive.

Q:	Understandable. I’ll jump back in queue. Thanks.

Operator:	As a reminder, ladies and gentlemen, if you would like to ask a question please press star then the number one on your telephone keypad. Your next question comes from David Braustein(?) of Sutton Group Capital(?).

Q:	Thank you. I’m just trying to understand whether the deal makes sense financially beyond just the pipeline. So the NOLs are transferred. Your cash burn this year, as you said was $15; it’s going to $20. Your cash position that you last reported was in the $80s and it’s going to $90s at the end of this year. Can you help me out with the cash part?

Answer:	Sure. The cash, again our guidance for this call is that we expect we’ll have more than $90 million in cash at close. That is higher than what we’d be as a standalone. We are still burning money. We obviously had a payment to SALK in the third quarter which is not reflected obviously in the second quarter numbers. So excepting our burn and SALK payments, etcetera, Pharmacopeia which finished Q2 with $44 million in cash, will be additive to our cash balance. Since they have not announced third quarter results we can’t describe exactly the contribution but it is a meaningful amount of cash and definitely will contribute to covering some of that operating burn that we’re forecasting in 2009.

Q:	So you get cash, you get NOLs, this is applied to your burn for next year which takes you down from $15 to $20. I mean I’m asking you this because I mean the pipeline to be honest on the other side has not delivered. What is the future for the blood pressure program?

Answer:	Right, David. Just as we look at this business, it’s a compilation of tangible assets which you’ve identified, the cash and net operating loss. There are three other principle factors. The most important reason, the most valuable reason why we’re doing the transaction is to get access to Pharmacopeia’s we think exciting and diverse array of partnered assets. These are they’ve got some exciting drugs with some corporate partners. We’ve done diligence with these partners that are excited and heavily invested into these programs. We’ve got assets that can generate potentially new royalties in the short-term, the next couple of years, with revenue growth, etcetera. They are bringing a whole roster of new partnerships.

Ligand Pharmaceuticals, Inc.

Ligand to Acquire Pharmacopeia Webcast

September 24, 2008

Now, we’re realistic. We don’t expect all of these drugs or royalties are going to materialize. But we do believe among the seven companies and more than 12 different programs they have ongoing that in the years 2013 to 2018 we could see multiple potential new royalty streams out of these partnered assets.

The second value driver clearly are pipeline. I want to come back and talk more about that. The third is their discovery platform. They’ve done a variety of license agreement              combinatory library requires potential $5 to $10s of millions of dollars in license payments plus backend royalties. By bringing that to Ligand we’ll save those upfronts, we’ll save backend loyalties and we can start to screen for instance our oral EPO program against their library, our SGRM program, our Androgen independent prostate cancer program. There’s a whole variety of programs. We’re making progress but we’re eager to run screening(?) against their library.

Q:	John, does the deal make sense financially if you exclude the pipeline? I mean can this deal stand alone without the pipeline or do you have to value that?

Answer:	Absolutely. It certainly does. And…

Q:	Based on NOLs and cash?

Answer:	Yes. And you mentioned DARA specifically and obviously it’s apparent in our structure DARA is — shareholders will receive a, we think, a nice cash payment upon an event. The event is partnering. That’s the inflection point for the combined business is getting to a partnerable deal. DARA, we believe is an exciting molecule. They’ve got good data for big markets. We want to get in and the reason why we structured this as a contingent payment is we need to do more work at Ligand. We need to look carefully at the regulatory path forward. We need to look at the cost and timelines of development. We need to look at their efforts at partnering historically and whether we can go back to those guys.

Again, so there are a number of key issues we need to sort out before we’re going to make a major commitment to advancing the program from a development perspective. This is a top priority. We think they’ve done some excellent work so far and we look forward to getting more into that program after we close the transaction.

Q:	I guess I’ll circle back. Thank you, John.

Operator:	Your next question is a follow-up from the line of Mike King with Rodman & Renshaw.

Ligand Pharmaceuticals, Inc.

Ligand to Acquire Pharmacopeia Webcast

September 24, 2008

Q:	Thanks for taking the follow-up call. John, the comment you made about not commercializing drugs, not taking them into Phase III. Can you at least comment about what your intentions are with DARA? Are you sticking to the plan outlined by Pharmacopeia or are you willing to deviate from their planned development path?

Answer:	Mike, a good question. We do not have a plan for DARA right now. And if in this deal we had structured value where we were expressly paying for DARA upfront, we certainly would have a plan. But when we got in, we saw some very attractive assets as we’ve discussed, partnerable assets in the discovery platform that were very valuable to us. DARA, we understand how Pharmacopeia has made decisions and where they have gotten to so far. We understand that we think it’s a reasonable set of development activities. The world changes though and I certainly invite Joe to comment on his last several months as Interim CEO. But the world changes. I think the key thing for Ligand as we look at this is not to debate whether or not there’s good data and it could be a drug. It’s whether or not this is a viable commercial product. And this is going to come down to what are the clinical and regulatory requirements to advance it, how much cost, how much risk? We’ve got to look at the competitive landscape with generics. We’ve got to look at other products that are labeled for diabetic nephropathy or hypertension. There’s a whole myriad of issues.

Ligand is going to take a fresh and very objective look at this and make a decision should we be putting our money into advancing the program. And I’ll tell you, they’ve got good data and the markets are huge. But that’s what we’re going to bring to it. And certainly if we see a path forward we’re going to pick up the partnering activities and move on. But I welcome Joe to comment as well in light of…

Answer:	Yes. As you know, Mike, we had initially looked at partnering DARA in the field of hypertension. And although we had robust Phase IIa data on that, it became quite clear to me that we really could not get a timely or an attractive licensing agreement, primarily it’s independent of data. It’s the competitive nature of the hypertension market. And it wasn’t going into great detail, but example one of the things that impacted discussions this year was Tekturna’s performance by Novartis who’s been in that business 50 years. It hasn’t been taken up well although it’s a very novel, interesting agent. And primarily today there’s 120 as you know generic products out there. So a product is going to have to do more than just lower blood pressure very well.

Having said that, we looked at other opportunities for this. This drug will work and it can be approved in other indications that say are less cost-sensitive, less competitive and where the benefit risk profile offers a more unique advantage than it would in the hypertension market. And John is correct. I think it requires a

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Ligand to Acquire Pharmacopeia Webcast

September 24, 2008

careful look at does the continued investment merit the return at what time? At what point will a partner say yes, we’re ready to go forward or not. And that’s what we’d be mutually looking at over the days, weeks and months ahead.

Q:	Thanks.

Operator:	Your next question is a follow up from Derek Jilling(?) with FIG.

Q:	Thanks for taking the follow up. Just quickly, John, maybe you can kind of comment on what attracted you the most. What asset do you look at Pharmacopeia in their pipeline as the most attractive asset? And on DARA specifically, when will we see proof of concept in diabetic neuropathy? Is that a ways off? And it kind of goes into what you’re saying about you’re going to look at the market, you’re going to look at the landscape. But when are we going to get kind of clarity on the timing of when you’re going to do something with that compound? Thanks.

Answer:	The first question related to — Derek if you can clarify.

Q:	I was curious when you look at Pharmacopeia across their broad pipeline, a lot of partnered compounds in there. What kind of drew you? What is the compound that kind of stuck out to you as kind of a diamond in the rough so to speak?

Answer:	There are seven deals. There are four that are notably very interesting to us: Schering-Plough, Bristol-Myers both have Phase II programs and then they’ve got deals with Wyeth and GSK. Now what is fascinating, this is our observation. We’ve known Pharmacopeia as an entry(?) player for years and obviously we’ve done a lot of intense work on them the last several months. It is our observation that Wall Street has really been focused on Pharmacopeia as a play on DARA with very little attention or analysis being given to the rest of their assets. It is borne out in conversations, our own kind of research and reading third party reports, etcetera.

We understand that if DARA makes it to market or is partnered, the potential is enormous. But clearly DARA has had some challenges lately, not in the clinical development but more in terms of the decision making going forward on what indication. But much of that focus on DARA may have been at the expense of really getting under the covers on what else is going on at Pharmacopeia. These four deals I’m calling out specifically, Schering-Plough has a Phase II drug in COPD. They have paid Pharmacopeia over $125 million in research payments to date. They have a very robust effort, a broad team, multiple molecules for different indications. Asthma is another indication. They recently started a study in psoriasis. There’s a very major investment for what could be quite a large product. Again, we’re realistic. We can’t assure it’s going to work in every study or at all but it is a good royalty rate. It is a high quality partner that’s making a

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Ligand to Acquire Pharmacopeia Webcast

September 24, 2008

major investment. We think this asset has not received much attention by investors historically.

Bristol-Myers, they’ve got a product, a P38 kinase product. They’re looking at a broad range of autoimmune indications, psoriasis, rheumatoid arthritis, multiple sclerosis. There’s a variety of indications, multiple studies, also Phase II with a nice royalty associated with it.

Those are deals that were done a while ago and they are good deals, more advanced. They’re lower royalties. Two other deals done more recently though are with Wyeth and GSK. Exciting targets, earlier stage, multiple drugs are being optimized right now to advance into Phase I studies. Notably, Wyeth has well over $150 million in potential milestone payments associated with it and very attractive royalties, both Wyeth and GSK. My understanding is that Pharmacopeia has not disclosed these royalties. We know what they are. If we close this transaction I expect we will disclose these royalties. These are big investments by important companies and these programs although early stage enjoy very, very attractive royalty rates.

And this is the core of the business. If we can pick up quality assets, legitimate drug targets with quality partners that are making significant investments, that’s a sanity check on how important are these drugs. And then if we look at the economics, even if we’re out four, five, seven years from market launch, if the economics are good enough, if we build up a robust enough portfolio, we think this could create a very exciting story. It’ll be essentially no cost options on some exciting — no cost from an operating cost investment perspective — chance to get royalties to add to our royalty roster right now.

There are other partnerships with Cephalon, with Celgene. They did a deal with Organon that’s now under Schering-Plough. These are also attractive deals with good royalty rates. They are earlier stage. So I’ll leave it at that. We aren’t spending as much time on those programs. But those are also attractive as well.

Q:	That’s great on that. And maybe another question was for Joe then on DARA and specifically when will we see proof of concept in diabetic neuropathy? And back to you John on when would we get decision on the DARA, the $15 million contingency payment?

Answer:

Right now, we’ve refocused the program. As we go through our integration procedure, I spoke with John, we’ll be taking actions in concert. We have studies of the way to demonstrate, without getting overly technical, the unique effect this compound has on the kidney and renal blood flow. Not to go over a lot but the program in hypertension was really to demonstrate the experts agree that its greater hypertensive effect can be due to the dual-pharmacology. That was a way

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Ligand to Acquire Pharmacopeia Webcast

September 24, 2008

of proving the mechanism very easily in the patient population and you can do a placebo study. But if we get carried away and it looks like hypertension was an end in itself. It clearly was not an end in itself and the other studies are ongoing. As John said, I think we also need to look at what is the right time, how far do we take it and when do you partner it and for what value?

Q:	But I guess my question is really about do we have proof of concept? And if we don’t it kind of pushes out this timeline as far as determining when this $15 million contingency payment is going to be paid if at all.

Answer:	Right, right. And again, the window specifically, it’s a three year window and we can’t be specific as to when we’ll do a partnering deal. We understand Pharmacopeia they way they’ve positioned DARA transitioning from hypertension to diabetic nephropathy is that they were going to finish the Phase IIb study. It’s ongoing so they expect to have data the early part of 2009. That’s obviously an important event. We do expect positive outcomes but we need to get through that gate. That’s a Phase IIb study. If those results are negative — if and that’s not our expectation — this program may not have any hope for going forward. But it appears to be a well designed study and it is definitely on track for getting data in the early part of ‘09.

So that’s one gate. I think as we look at the transaction we are going to first carefully assess the viability of this program from a partnering perspective. And this is key. In terms of getting proof of concept, that’s a great question. We would have to understand what is the clinical study design, the path forward. There’s a question we know we’re hitting two targets. We’d have to prove out dual pharmacology. There are some fundamental questions that Ligand is going to be looking at to establish what its plan is on a go forward basis.

Q:	That’s great. Thanks, John for the clarity.

Operator:	Your next question is a follow up from David Blaustein(?) with Sutton Group Capital(?).

Q:	Hi, John. I’m sorry to keep on this. Help me out again with the balance sheet. You have about $80 plus of cash. You’re burning $15. Your burn is going to go down to $20 but at the end of this transaction you’re only going to have $90? How does that work because I thought Pharmacopeia had a lot more on their balance sheet? Where is the plug(?) that I’m not getting?

Answer:

Well, Pharmacopeia at the end of the second quarter had about $44 million and again not getting into all the specifics in terms of quarter end disclosures etcetera, but I think as you roll forward closing early part of ‘09, you’ve got six more months of burn that they’ll work through. You’ve got transaction costs and

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Ligand to Acquire Pharmacopeia Webcast

September 24, 2008

lawyers, banks, etcetera. You’ve got severance fees. So I mean we are carefully accounting for all of those factors.

Q:	How much cash are they bringing to the table?

Answer:	At close they will bring approximately $10 to $15 million.

Q:	$10 to $15 million. So it’s not the $40 that they have now?

Answer:	No.

Q:	It’s $10 to $15.

Answer:	Yes. And again, just to be completely transparent here, and again I think that’s about that. I think cash, a high cash burn biotech company when you look at the balance sheet you can say a dollar is worth a dollar. I think you’ve got to map out the next 6, 12, 18 months and the reality is by the time we close we’re being as exacting as we can be looking out January timeframe off of Q2 cash. They’re going to burn another six months of cash. And again, we’re looking at transaction, restructure costs, fees, etcetera.

Q:	So you’re paying about three plus times cash.

Answer:	That’s correct. And David, I appreciate your question. When we look at this deal, Ligand’s Board, we look at this as a strategic transaction. There are transactions going on in the biotech space where companies are merging for cash or looking to buy balance sheet cash. In this transaction we get cash. That is a plus. That’s not why we’re doing this deal. And we’ve carefully looked at their partnerships. We’ve had diligence calls with their partners. We’ve evaluated the prospects of their royalty assets and looking at the backend economics, again we aren’t presuming any combination of these drug approvals. But this is an area of Pharmacopeia’s assets that have been under appreciated in our view. It is a perfect fit for what Ligand is doing. And that coupled with a couple of pipeline programs that might be partnerable, coupled with your drug discovery engine, we believe this is a great deal for Pharmacopeia. As for Ligand, we will continue to own 84 percent of the combined business and it is a substantial addition to our business and operations.

Q:	And last question, the breakdown of NOLs, your NOLs, their NOLs and the aggregate NOLs?

Answer:	Roughly we have about $260 million and they have about $130 million.

Ligand Pharmaceuticals, Inc.

Ligand to Acquire Pharmacopeia Webcast

September 24, 2008

Q:	And NOL transfer laws right now, you can get their NOLs but can another entity use the combination of NOLs?

Answer:	Yes. Well, we can. I mean obviously through this acquisition. There will be some limitations. As we look at their history there have been some change of controls, some acquisitions. There are limitations to how quickly you can utilize the NOLs. But we will be able to bring these NOLs onto Ligand.

Q:	Okay, thank you.

Operator:	Again, ladies and gentlemen, if you do have a question please press star one on your telephone keypad.

John:	With that, Operator, we’ll wrap up the call. Again, I appreciate your time. It was short notice with the announcement but we had, again, good attendance and we have still a lot of work ahead of us to close the transaction. But we are pleased with the transaction. Again, we are committed to running a business that’s well capitalized, that has strong discipline on spending and at the same time can show investors an opportunity to drive value through growing cash flow off of royalty partnerships.

We are very excited about the business that Ligand has as a standalone and believe that this is a very substantive and exciting addition to our business. We’re excited about it. Thank you. I appreciate your time and attention. And Joe and I will be out on the road the next couple of weeks.

Thank you.

Joe:	Thank you.

Operator:	Ladies and gentlemen, this does conclude the Ligand Acquisition Announcement Conference. You may now all disconnect.

END